Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated October 1, 2014 between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Constantine Iordanou (the “Executive”).  The parties previously entered into an Employment Agreement dated November 28, 2007, as amended on December 31, 2008 (the “Prior Agreement”).  This Agreement is an amendment and complete restatement, and supersedes in its entirety, the Prior Agreement.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.           Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Companies; (b) the Executive’s conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude; (c) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or willful failure or refusal by the Executive to perform his duties and responsibilities, without the same being corrected within thirty (30) days after being given written notice thereof; (d) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties, without the same being corrected within thirty (30) days after being given written notice thereof; (e) the Executive’s use of illegal drugs, without the same being corrected within thirty (30) days after being given written notice thereof; or (f) the material breach by the Executive of any of the provisions contained in this Agreement, including, without limitation, Section 3.01 and Section 11.01, without the same (other than in the case of Section 11.01) being corrected within thirty (30) days after being given written notice thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means the Company and its Subsidiaries.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Companies in connection with their business.  It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Companies.

“Date of Termination” has the meaning set forth in Section 5.07.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent, (a) any material diminution of the duties or responsibilities of the Executive, without the same being corrected within thirty (30) days after being given written notice thereof; or (b) any material breach by the Companies of the provisions contained in this Agreement, without the same being corrected within thirty (30) days after being given written notice thereof.  For purposes of clause (a), a material diminution of duties or responsibilities shall include, without limitation, either of the following:  (i) a requirement that the Executive report to anyone other than the Board of Directors of the Company; or (ii) if, following an event or series of events where any Person or group of related Persons under common control that engages in a substantial property and casualty insurance or reinsurance business (the “Acquiror”), other than a Permitted Person, are or become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of voting securities of the Company representing more than 50% of the total voting power of all then outstanding voting securities of the Company, the Executive is no longer the chief executive officer of the ultimate parent company of the parent/subsidiary group then including the Company, the Acquiror and their Subsidiaries.  For purposes of this paragraph, “Permitted Persons” means (A) the Company; (B) any Related Party; or (C) any group (as defined in Rule 13b-3 under the Exchange Act) comprised of any or all of the foregoing; and “Related Party” means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) any entity, 50% or more of the voting power of which is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of voting securities of the Company immediately prior to the transaction.  The Executive shall be required to give the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence.  A termination of employment by the Executive following an event or series of events described in clause (ii) of the second sentence of this paragraph as a result of which an Acquiror other than a Permitted Person becomes the beneficial owner of more than 50% of the total voting power of all outstanding securities of the Company (a “Change in Control”) shall be considered a termination of employment for Good Reason for purposes of this Agreement only if such termination occurs within three months after the Change in Control (or follows a diminution of duties or responsibilities or a material breach described in the first sentence of this paragraph, as determined without regard to clause (ii) of the second sentence of this paragraph).

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.06.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve

(12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

SECTION 2.01.                                   Employment.  The Company shall continue to employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on October 1, 2014 (the date of the beginning of such period to be referred to herein as the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01.                                   Position and Duties.  During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies.  During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Companies.  The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Companies, whether for compensation or otherwise, without prior written consent of the Company.  Notwithstanding the foregoing, the Executive may continue to serve as a non-employee director of Verisk Analytics, Inc. (or any successor thereto), and may also serve as a non-employee director of (i) one or more other business entities, subject to the prior consent of the Board of Directors of the Company (such approval not to be unreasonably withheld), and (ii) a reasonable number of non-profit organizations, so long as in each case such service does not interfere with the performance of the Executive’s duties hereunder.

SECTION 3.02.                                   Company Board Seat.  During the Employment Period, the Company shall use its best efforts to cause the Executive to be elected to the Board of Directors of the Company.

SECTION 3.03.                                   Work Permits.  The Executive shall use his best efforts to obtain, maintain and renew suitable (for the purposes of the Executive’s contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority.  The Company shall be responsible for all permit fees.

SECTION 3.04.                                   Work Location.  While employed by the Company hereunder, the Executive shall perform his duties at the offices of the Company in Bermuda.  The Executive shall travel to such places outside of Bermuda on the business of the Company in such manner and on such occasions as his duties may require.  There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 3.05.                                   Relocation.  Upon the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive for all reasonable expenses incurred by him for relocating all of his household items to the United States and airfare for the Executive and his family to return to the United States, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses.  Any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year in which the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company occurs.  Any such reimbursement shall be made promptly by the Company and, in all events, no later than the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” with the Company occurs.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01.                                   Base Salary.  During the Employment Period, the Executive’s base salary will be $1,000,000 per annum (the “Base Salary”).  The Base Salary shall be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance.  Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday through Friday.  The Base Salary has been computed to reflect that the Executive’s duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive any additional remuneration for work outside normal hours.  Annually during the Employment Period, the Board of Directors of the Company shall review with the Executive his job performance and compensation, and, if deemed appropriate by the Board of Directors of the Company, in its discretion, the Executive’s Base Salary may be increased.

SECTION 4.02.                                   Bonuses.  In addition to the Base Salary, the Executive shall participate in an annual bonus plan on terms established from time to time by the Board of Directors of the Company, in consultation with the senior executives of the Company, including the Executive.  The Executive’s target annual bonus will be 100% of his Base Salary.

SECTION 4.03.                                   Benefits.  In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)               such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)               in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive’s employment hereunder);

(c)                benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;

(d)                 payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided on the date hereof to similarly situated senior executives residing in Bermuda, and the cost paid by the Company under this Section 4.03(d) for one calendar year may not affect such cost paid by the Company in any other calendar year and such cost shall be paid not later than the last day of the calendar year following the calendar year for which the annual tax return is prepared;

(e)                  payment by the Company of an amount equal to the excess, if any, of (i) the amount of income and employment taxes payable by the Executive to Bermuda and any other governmental taxing authority for the applicable taxable year over (ii) the amount that would have been payable by the Executive had he resided for the entire taxable year in the State of the United States with respect to which he files a state income tax return as a resident for the year, such reimbursement to be made on or before the last day of the calendar year following the calendar year for which the excess tax was incurred, and the amount eligible for reimbursement under this Section 4.03(e) in one calendar year shall not affect the amount eligible for reimbursement hereunder in any other calendar year; provided that, if the Executive files one or more State income tax returns for an applicable taxable year indicating that he is a resident of a State for part but not all of such taxable year, the amount described in clause (ii) shall be computed in a manner consistent with the positions as to State tax residence reflected on such State income tax returns; and provided further that if the Executive does not file a resident income tax return for the applicable taxable year with any State, the amount described in clause (ii) shall be determined as if the Executive resided throughout the applicable taxable year in a State which has no income tax.; and

(f)           other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda.

SECTION 4.04.                                   Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Companies’ requirements with respect to reporting and documentation of expenses.  During the Employment Period any private aircraft owned or leased by the Companies at such time (if any), or such other air transportation as is reasonably acceptable to the Executive, shall be made available to him upon his reasonable request and at the Company’s expense for travel between Bermuda and the United States, and the level of eligible aircraft use for one calendar year under this Agreement will not affect the level of eligible aircraft use for any other calendar year.

SECTION 4.05.                                   Stock Options and Restricted Stock.  The Executive shall be eligible to participate in Company’s Long Term Incentive and Share Award Plans (and any similar plan adopted by the Company) under which awards of options or other stock-based awards may be granted by the Board of Directors of the Company.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01.                                   Term.  The Employment Period will terminate on March 31, 2018 unless otherwise agreed by the parties; provided, that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, and (b) the Employment Period may be terminated at any time by the Company upon 30 days’ prior written notice to the Executive or by the Executive upon 60 days’ prior written notice to the Company.  In the event the Executive continues in employment by the Company after the expiration of the term and without entering into a new written employment agreement with the Company, such employment shall be at will employment and may be terminated at any time by either party on written notice, but without Section 5 hereof applying thereto except as otherwise specifically provided in Section 5.05.

SECTION 5.02.                                   Termination Due to Death or Permanent Disability.  If the Employment Period shall be terminated due to the death of the Executive, the Executive’s estate or legal representative shall be paid solely (except as provided in Section 5.05 below) (i) a portion of the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Board of Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, and (ii) an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02.  Such amount will be payable in a lump sum within ninety days (with the payment date within such period as determined by the Company) following the Executive’s death and shall be offset by any proceeds received by the Executive’s estate or legal representative from any life insurance coverages provided by the Company or any of its affiliates.  If the Employment Period shall be terminated by reason of a termination of employment due to the Permanent Disability of the Executive, the Executive (or his legal representative) shall be paid solely (except as provided in Section 5.05 below) (i) a portion of the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Board of Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, which shall be paid on March 15 of the year following the year that the Executive becomes Permanently Disabled, and (ii) an amount per annum equal to 40% of the annual Base Salary during the period beginning on the date of the Executive’s Permanent Disability up to the month in which the Executive reaches age 65, offset by any proceeds scheduled to be received by the Executive or his legal representative from any disability insurance coverages provided by the Company or any of its affiliates, such amount to be paid to the Executive in equal monthly installments beginning one month after such termination of employment, provided, however, that all installments otherwise scheduled to be made after the first anniversary of such termination shall instead be made on such first anniversary.  In addition, promptly following any such termination, the Executive (or his estate or legal representative) shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.03.                                   Termination for Good Reason or Without Cause.  If the Employment Period shall be terminated (a) by the Executive for Good Reason or (b) by the Company not for Cause, subject to reduction as set forth in Section 12.01, the Executive shall be paid solely (except as provided in Section 5.05 below) (i) a portion of the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Board of Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, and (ii) an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02.  Subject to Section 13.10 below, such amount will be paid in eighteen (18) equal installments, the first nine (9) of which will be paid monthly over nine (9) months commencing one month after the Date of Termination and continuing monthly thereafter through the ninth month following the month that includes the Date of Termination and the last nine (9) of which will be paid in a lump sum on the nine-month anniversary of the Date of Termination.  (For example:  If the Date of Termination is June 30, 2015, and the aggregate of the amounts described in the preceding sentence is $3,600,000, $200,000 (one-eighteenth of $3,600,000) shall be paid, subject to Section 13.10 below, in each of the months of July through February, 2016, and $2,000,000 shall be paid on March 30, 2016.)  In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.04.                                   Termination for Cause or Other Than Good Reason.  If the Employment Period shall be terminated (a) for Cause, or (b) as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, the Executive shall, except as otherwise provided in Section 5.05, be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.05.                                   Benefits.  If the Employment Period is terminated (i) as a result of a termination of employment as specified in Section 5.02 or 5.03, (ii) at the end of the term of employment specified in Section 5.01, or (iii) at any time thereafter following a period of employment at will, the Executive and his spouse shall continue to receive major medical insurance coverage benefits from the Company’s plan, at the expense of the Company, for a period equal to the lesser of (x) eighteen (18) months following the Date of Termination or (y) if applicable, until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan.  Such major medical insurance coverage period will be applied to the Executive’s COBRA allotment under Section 4980B of the Code.  In the event the Executive does not have alternative medical coverage at the end of such eighteen (18) month period, the Executive and his spouse will be allowed to continue to receive major medical insurance coverage from the Company’s plan for a period equal to the lesser of (i) eighteen (18) additional months or (ii) if applicable, until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan; and the Executive will be required to pay the full cost of such continued coverage.  In addition, if the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02 or 5.03, any unvested stock options and any unvested shares of restricted stock of the Company granted to the Executive under Section 4.05 shall vest in accordance with the terms of the applicable award agreements.  Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or other plans or arrangements of the Companies, if any, accruing after the termination of the Employment Period as a result of a termination of employment as specified in Section 5.04 will cease upon such termination; provided, that the foregoing shall not apply with respect to the Executive’s rights as set forth in any deferred compensation plans maintained by the Company or its affiliates, and under Section 11.03.

SECTION 5.06.                                   Notice of Termination.  Any termination by the Company or by the Executive for any reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, in the case of termination for Cause, for Good Reason or due to Permanent Disability, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.07.                                   Date of Termination.  “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Employment Period is terminated for Cause, the date designated by the Company in the Notice of Termination, (d) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (e) if the Employment Period is otherwise terminated under Section 5.01, after the applicable notice period specified in such section has elapsed.

SECTION 5.08.                                   Separation From Service.  Notwithstanding any provision of this Agreement to the contrary, for purposes of Section 5.02, 5.03 and Section 5.05, the Executive will be deemed to have terminated his employment on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his “separation from service” with the Company, and the Date of Termination will be deemed to be the date of his “separation from service” with the Company.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01.                                   Nondisclosure and Nonuse of Confidential Information.  The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01.                                   Ownership of Intellectual Property.  In the event that the Executive as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Companies as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Companies and hereby assigns all right title and interest in and to such Intellectual Property to the Companies.  Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Companies will own all of the rights comprised in the copyright therein.  The Executive will cooperate with the Companies to protect the Companies’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01.                                   Delivery of Materials upon Termination of Employment.  As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01.                                   Noncompetition.  The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Companies and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Companies.  In addition, in consideration of the rights to the payments set forth in Article 5 of this Agreement, the Executive hereby agrees that at any time during the Employment Period, and for a period ending eighteen (18) months after the termination of Executive’s employment (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, render services (as an employee, consultant or in any other capacity) for or in any manner engage in any business competing with the insurance and reinsurance businesses of the Companies as such businesses exist as of the termination of Executive’s employment, within any geographical area in which the Companies engage in such businesses; provided, however, that, if such termination is by the Company not for Cause or by the Executive for Good Reason under Section 5.03, the Executive shall be bound by this Section 9.01 only to extent that the Company provides to the Executive the benefits set forth in Section 5.03 and Section 5.05; provided, further, that, if such termination is due to (i) the expiration of the term of this Agreement on March 31, 2018 or (ii) by reason of Executive’s resignation or leaving of his employment other than for Good Reason, the Executive shall be bound by this Section 9.01 for the period of up to eighteen (18) months that the Company, at its sole option, within thirty (30) days following such termination, specifies in a written election given to the Executive, and the Company shall (a) pay the Executive an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02, as prorated for the period selected by the Company if a period of less than eighteen months is identified in the above-referenced election, with such amount to be paid, subject to Section 13.10 below, in eighteen (18) equal installments, the first twelve (12) of which will be paid monthly over twelve (12) months commencing one month after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six (6) of which will be paid on the first anniversary of the separation from service, and (b) provide the benefits set forth in Section 5.05.  It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.  In addition, it shall not be considered a violation of this Section 9.01 for the Executive to provide services in a non-managerial capacity to a non-risk bearing entity (for example, as an insurance broker or analyst).

SECTION 9.02.                                   Nonsolicitation.  The Executive hereby agrees that (a) during the Employment Period and for a period of eighteen (18) months after the termination of Executive’s employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Companies to cease doing business with the Companies.

SECTION 9.03.                                   Enforcement.  If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01.                            Equitable Relief.  The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Companies contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Companies for which they would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Companies shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances, and the Companies will be entitled to enforce such rights specifically, without posting a bond or other security.

ARTICLE 11

REPRESENTATIONS; CERTAIN COVENANTS

SECTION 11.01.                            Executive Representations.  The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any noncompetition agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive.

SECTION 11.02.                            Company Representations.  The Company hereby represents and warrants to the Executive that (a) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (b) the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.  The Company also agrees to use reasonable best efforts to maintain an effective Registration Statement on Form S-8 (or any similar successor form) covering the issuance to the Executive of (i) any shares of the Company’s common stock upon the exercise of any options granted under a plan of the Company and (ii) any shares of restricted common stock of the Company granted under a plan of the Company.

SECTION 11.03.                            General Indemnification.  The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws.  Such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

SECTION 11.04.                            Legal Fees.  The Company shall reimburse the Executive within sixty (60) days after the date hereof for all reasonable expenses incurred by him for legal advice in finalizing the Agreement, subject to a maximum of $25,000.  In addition, the Company agrees to pay all legal fees which the Executive may reasonably incur as a result of any dispute or contest by or with the Company regarding the validity or enforceability of, or liability under, any provision of this Agreement or otherwise in connection with the enforcement of this Agreement following his “separation from service” (as defined below) with the Company, unless the Company substantially prevails on all material causes of action in the dispute or contest.  Following the final determination of the dispute or contest in which the Executive has substantially prevailed on all material causes of action, the Company shall pay all such reasonable legal fees and expenses within ten (10) days following written demand therefor (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within sixty (60) days following the final determination of the proceeding; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the fee or expense is incurred.  Notwithstanding the foregoing, in the event a final determination of the dispute or contest has not been made by December 20 of the year following the calendar year in which the fee or expense is incurred, the Company shall, within ten (10) days after such December 20, reimburse such reasonable legal fees and expenses (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Company within ten (10) business days following the final determination if the Executive did not substantially prevail on all material causes of action in the proceeding.  The amount of any expenses eligible for payment under this Section 11.04 during a calendar year will not affect the amount of any expenses eligible for payment under this Section 11.04 in any other taxable year.

ARTICLE 12

SECTION 4999 OF THE CODE

SECTION 12.01.                            Anything in this Agreement or the Company’s Incentive Compensation Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or any of its affiliates to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law (the “Excise Tax”), then such Payments shall either (a) be delivered in full, or (b) subject to, and in a manner consistent with the requirements of Section 409A of the Code, be reduced to the minimum extent necessary to ensure that no portion thereof will be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be subject to the Excise Tax.  In the event that any Payments are to be reduced pursuant to this Section 12.01, then the reduction shall be applied as follows: (i) first, on a pro rata basis to the Executive’s cash severance payments and his pro rata annual bonus payment for the year of termination under Section 5.03 above, and (ii) second, on a pro rata basis to Executive’s equity incentive awards.  All determinations required to be made under this Article 12 shall be made by a “Big 4” accounting firm (other than the regular outside accounting firm retained by the Company) selected by the Company and agreed to by the Executive, which agreement shall not be unreasonably withheld (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Company that the Executive has received a Payment, or such earlier time as is requested by the Company.  Any determination by the Accounting Firm meeting the requirements of this Section 12.01 shall be binding upon the Company and the Executive.  The fees and disbursements of the Accounting Firm shall be paid by the Company.  If required, the Company shall enter into an engagement letter with the Accounting Firm containing reasonable and customary terms and provisions.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01.                            Certain Procedures.  There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 13.02.                            Consent to Amendments.  The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive.  No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 13.03.                            Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company; provided further that the Company may not assign the rights of the Company hereunder except to a Person that expressly assumes the obligations of the Company hereunder.

SECTION 13.04.                            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 13.05.                            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 13.06.                            Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 13.07.                            Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address of the Executive on record with the Company.

Copies (which shall not constitute notice) of notices to the Executive shall also be sent to:

Roberts & Holland LLP
825 Eighth Avenue, 37th Floor
New York, NY 10019
Attn: David E. Kahen, Esq.

If to the Company:	Arch Capital Group Ltd.
Executive Offices:
Waterloo House
Ground Floor
100 Pitts Bay Road
PO Box HM 339

Pembroke HM 08
Bermuda
Attn: General Counsel

Copies (which shall not constitute notice) of notices to the Company shall also be sent to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attn: Glenn J. Waldrip, Jr., Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 13.08.                            Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 13.09.                            No Third Party Beneficiary.  This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 13.10.                            Section 409A.

(a)  It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) and Section 457A of the Code, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 13.10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)  With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

SECTION 13.11.                            Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including, without limitation, the Prior Agreement.

SECTION 13.12.                            Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 13.13.                            Survival.  Sections 6.01, 7.01, 8.01 and Articles 9, 10, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 13.14.                            GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF FLORIDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 13.15.                            Jurisdiction.  The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in Miami-Dade County, Florida, for the resolution of any dispute arising under this Agreement or under any stock option or restricted stock agreements between the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Mark D. Lyons
Printed Name:	Mark D. Lyons
Title:	Executive Vice President and Chief
Financial Officer

/s/ Constantine Iordanou
Constantine Iordanou